Exhibit 10.1

THIS AGREEMENT is made the 19th day of June, 2013

BETWEEN:

Validus Holdings, Ltd. (hereinafter called the “Company”) of the one part and Michael Moore (hereinafter called the “Employee”) of the other part.

WHEREAS

The Company wishes to appoint the Employee to the position of Chief Accounting Officer of the Company upon the following terms and conditions:

NOW IT IS HEREBY AGREED as follows:

1.	Definitions

For purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” or “Affiliates” means Validus Holdings, Ltd., (“Parent”), any Subsidiary of Parent and any Subsidiary of the Company.

“Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or its Affiliates in connection with their business. It shall not include information (a) required to be disclosed by court or administrative order, (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Employee; or (c) the disclosure of which is consented to in writing by the Company.
“Date of Termination” shall mean the first to occur of the following: (a) the six (6) month anniversary of the Company providing Notice of Termination to the Employee; (b) immediately upon the Company providing summary notice pursuant to Section 9 hereof; or (c) the six (6) month anniversary of the Employee providing Notice of Termination to the Company.

“Notice of Termination” shall mean a notice which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under this Agreement.

2.	Period of Employment
The Company shall engage the Employee and the Employee shall serve the Company as Chief Accounting Officer. This Agreement shall commence pending Immigration approval, and shall continue subject as hereinafter mentioned. If applicable, employment of the Employee will be subject to the formal permission of the Department of Immigration - Ministry of Labour, Home Affairs & Public Safety for Employee to work and reside in Bermuda.

3.	Duties
The Employee will perform such duties of Chief Accounting Officer and such other duties as are in the opinion of the Company appropriate to the position and will perform such other duties and exercise such powers in the Company or any of its Affiliates as may from time to time be delegated to Employee by or with the authority of the senior management of the Company.

4.	Location
The Employee will perform their duties in Bermuda.

5.	Hours of Work
The Employee is employed in a professional position and will not be entitled to be paid overtime pay. The salary hereunder reflects that at times the Employee will be required to work outside of office hours being 9:00 am to 5:00 pm Monday through Friday.

6.	Dress Code
Business casual.

7.	Other Interests
The Employee will devote the whole of his time, attention and ability to the business and affairs of the Company and will at all times use his best endeavours to promote the Company interests. The Employee will not, without the previous written consent of the Company, be concerned with or interested in any trade or business other than that of the Company and its Affiliates or accept remuneration for any other employment or service whatsoever except that the Employee may hold shares or securities in any company which is quoted on a recognised Stock Exchange or dealt in publicly. The Employee will be required to lodge a note of any interest in such shares or securities from time to time or as requested.

8.	Remuneration

(a)
The Employee will be paid in the sum of $380,000 per annum (the “Base Salary”). This amount will be paid on a monthly basis, in arrears. If applicable, deductions may be made from this gross amount as is customary in the Bermuda market place.

(b)
The Employee's salary may be adjusted from time to time at the discretion of the Company. Annual salary reviews are to occur with adjustments effective April 1st or at some time as declared by the senior management of the Company. The first such review will be April 1st, 2014.

(c)
In addition to the Base Salary, the Employee shall be eligible to participate in an annual bonus plan with a target bonus of 100% of annual salary at terms set forth from time to time by the senior management of the Company.

(d)	In addition to the Base Salary, and any bonus payable to the Employee, the Employee shall be entitled to the following benefits during the period of employment:

1)
such major medical, life insurance and disability insurance coverage as is, or may during the period of employment, be provided generally for other employees of the Company as set forth from time to time in the applicable plan documents;

2)	in addition to the public holidays referenced in the Public Holidays Act of 1947, a maximum of twenty (20) days of paid vacation annually during the term of employment.

(e)    The Company provides a pension plan calculated at 10% of salary.

(f)	A housing allowance for the period during which the Employee's place of work is Bermuda in an amount up to $12,000 per month, payable monthly in advance;

(g)	One (1) club membership for the period during which the Employee's place of employment is Bermuda.

(h)
The Parent shall grant to the employee 11,000 shares of restricted common stock of the Parent on the next grant date after the actual start date (June 1, September 1 or December 1) which shall vest ratably over four (4) years beginning June 1, 2014). The terms of such restricted common stock including terms pertaining to vesting, exercise and cancellation, shall be as set forth in the Parent equity incentive plan (the “Incentive Plan”) and the applicable award agreements and will be granted when approved by the Compensation Committee of the Board of Directors of the Parent.

9.	Probation
The Employee shall initially be employed for a probationary period of three (3) calendar months (the “Probation Period”). A meeting will be held with the employee at the earliest opportunity near the end of the Probation Period in order to confirm employment on a regular basis, extend the Probation Period or terminate employment. Should such meeting take place after the initial Probation Period; the Probation Period will automatically extend to that period. During the Probation Period, the Employee's employment may be terminated for any reason without notice.

10.	Summary Dismissal
This Agreement shall be subject to termination by the Company by summary notice in writing:

(a)	if the Employee shall be guilty of serious misconduct; or

(b)	if the Employee having been warned in writing of repeated misconduct issues, is guilty of further misconduct; or

(c)	if the Employee, having been warned in writing of a lack of performance continues to display a lack of performance.

11. Garden Leave
Following the provision of a Notice of Termination either by the Company or by the Employee, the Company may direct, in its sole and exclusive discretion, that the Employee perform no duties,

exercise no powers and resign from any office held in connection with his employment with the Company or its Affiliates; provided, however, that, following any such direction, the Employee will continue to be required to comply with his other obligations under this Agreement (and will continue to have a duty of loyalty to the Company as an employee) through the end of the Employment Period.

12. Noncompetition
The Employee acknowledges that during his employment with the Company, he will become familiar with trade secrets and other Confidential Information concerning the Company or its Affiliates, and that his services will be of special, unique and extraordinary value to the Company. In addition, the Employee hereby agrees that at any time during the Employment Period, and for a period ending 6 months after the Date of Termination (the “Noncompetition Period”), he will not directly or indirectly own, manage, control, participate in, consult with, render services for or in any manner engage in any business competing with the businesses of the Company or its Affiliates as such businesses exist or are in process or being planned as of the Date of Termination, within any geographical area in which the Company or its Affiliates engage or plan to engage in such businesses; provided, however, that the portion of the Noncompetition Period following the Date of Termination shall be reduced by the period of time, if any, between the date of Notice of Termination is given and the Date of Termination. It shall not be considered a violation of this Section 11 for the Employee to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Employee has no active participation in the business of such corporation.

13. Nonsolicitation of Employees
The Employee hereby agrees that during the Employment Period and for a period of 6 months after the Date of Termination (the “Nonsolicitation Period”) the Employee will not, directly or indirectly through another entity, induce or attempt to induce any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates, or in any way interfere with the relationship between the Company or its Affiliates and any employee thereof or otherwise employ or receive the services of any individual who was an employee of the Company or its Affiliates at any time during such Nonsolicitation Period or within the six-month period prior thereto.

14. Nonsolicitation of Customers

During the Nonsolicitation Period, the Employee will not induce or attempt to induce any customer, supplier, client, insured, reinsured, reinsurer, broker, licensee or other business relation of the Company or its Affiliates to cease doing business with the Company or its Affiliates.

15. Enforcement
If, at the enforcement of Sections 11, 12, or 13, a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be permitted to revise the restrictions contained in Section 11, 12, or 13, as the case may be, to cover the maximum duration, scope and area permitted by law.

16. Confidentiality
The Employee will not, either during the term of this Agreement or thereafter, except in the proper course of his or her duties, disclose any information concerning any of the business or affairs of the Company or any of its Affiliates which may come to the Employee's knowledge during the Employment Period and the Employee will use his or her best endeavours to prevent any such disclosure. The restriction shall continue to apply after the termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge which may come into the public domain.

17. Grievance and Disciplinary
All or any disputes or grievances arising from this contract or the employment shall be dealt with as follows:

(a)	Within ten days the dispute or grievance is to be communicated to senior management who shall investigate the dispute or grievance and adjudicate upon it.

(b)
If the dispute or grievance cannot be resolved as above, the Company and the Employee at the Company's expense shall seek mediation of the dispute. Such independent mediator shall be appointed jointly by the parties and in the event there is no agreement, shall be appointed by the nominating committee for the time being of the Chartered Institute of Arbitrators Bermuda Branch.

(c)	Should the dispute or grievance remain unresolved following mediation, the parties will submit to a binding arbitration pursuant to the provisions of the Arbitration Act 1986.

18. Notices
Notices may be given by either the Company or the Employee by letter or by authenticated cable, facsimile or tested telex message addressed to the other party at (in the case of the Company) its Head Office for the time being and (in the case of the Employee) their last known address and any such notice given by letter shall be deemed to have been given at the time at which the letter would be delivered in the ordinary course of the post.

19. Governing Law
This Agreement and the performance hereof shall be construed and governed in accordance with the laws of Bermuda and the parties hereto submit to the exclusive jurisdiction of the Supreme Court of Bermuda.

20. Severability
If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

21. Waivers
No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

22. Statement of Employment
This agreement shall represent the Statement of Employment required to be given to an Employee pursuant to the provision of section 6 of the Employment Act 2000.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year first above written.
/s/ Michael Moore
Signed    ……………………………..
Employee
6/19/13
Dated    ………………………………..

/s/ Tammy Barclay
Signed    ……………………………..
For the Company
6/19/13
Dated……………………………….